Exhibit 99.1

Rasna Therapeutics, Inc. Closes Private Placement of $2 Million

December 27, 2016

Rasna Therapeutics, Inc. (OTCQB: RASP), a development stage biotechnology company focused on the development of cancer drugs, today announced that it has closed a private placement to accredited investors of an aggregate 3,366,667 shares of common stock at $0.60 per share for gross proceeds of $2.02 million. The Company intends to use the proceeds for clinical development and working capital.

About Rasna Therapeutics, Inc.

Rasna Therapeutics, Inc. is a development stage biotechnology company focused primarily on the development of drug candidates for leukemia and lymphoma. Abnormal epigenetic modification is recognized to play an important role in the pathogenesis of acute myeloid leukemia (AML), leading to silencing of genes involved in tumor suppression and cellular reproduction. Rasna’s focus on inhibition of lysine specific demethylase-1 (LSD1), an enzyme involved in epigenetic control, represents a promising and novel approach towards AML. Rasna has developed novel irreversible and reversible LSD1 regulators that have shown appropriate effects on the LSD1 gene in-vitro and in IND-enabling pre-clinical studies.

Rasna Therapeutics Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Rasna Therapeutics’ business and Rasna Therapeutics undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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